Exhibit 4.4

HILL INTERNATIONAL, INC.
EMPLOYEE STOCK PURCHASE PLAN

HILL INTERNATIONAL, INC.
EMPLOYEE STOCK PURCHASE PLAN

TABLE OF CONTENTS

1.	Purpose	1

2.	Definitions	1

3.	Eligibility and Participation	2

4.	Grant of Right to Purchase and Purchase Price	2

5.	Purchase and Delivery	3

6.	Stock Subject to ESPP	3

7.	Administration	4

8.	Transferability	4

9.	Adjustments Upon Changes in Capitalization	4

10.	Conditions Upon Issuance of Shares	4

11.	Legends	5

12.	Amendment or Termination	5

13.	Notices	5

14.	No Contract	5

15.	Headings and Construction	5

16.	Approval of Stockholders	5

HILL INTERNATIONAL, INC.
EMPLOYEE STOCK PURCHASE PLAN

1. Purpose. The purpose of the Hill International, Inc. Employee Stock Purchase Plan (the “ESPP”) is to provide employees of Hill International, Inc., a Delaware corporation (the “Company”), with an opportunity to be compensated through the benefits of stock ownership and to acquire an interest in the Company through the purchase of common stock of the Company (“Common Stock”). The Company intends the ESPP to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code. Accordingly, the provisions of the ESPP shall be construed so as to extend and limit participation in a manner consistent with the requirements of Section 423.

2. Definitions.

(a) “Board of Directors” means the board of directors of the Company.

(b) “Code” means the Internal Revenue Code of 1986, as amended.

(c) “Compensation” shall mean all regular gross wages exclusive of commissions, overtime, shift premium, incentive compensation, incentive payments, bonuses and other compensation; except as the Company may otherwise determine from time to time pursuant to rules uniformly applied.

(d) “Designated Subsidiaries” shall mean the Subsidiaries which have been designated by the Board of Directors from time to time in its sole discretion as eligible to participate in the ESPP.

(e) “Eligible Employee” means any Employee of the Company or a Designated Subsidiary, excluding:

(1) any Employee who customarily is employed for twenty (20) hours per week or less;

(2) any Employee who would own (immediately after the grant of an option under the ESPP and applying the rules of Code Section 424(d) in determining stock ownership) shares, and/or hold outstanding options to purchase shares, possessing five percent (5%) or more of the total combined voting power or value of all classes of shares of the Company or of any Parent or Subsidiary;

(3) any employee who has been employed for a minimum of 90 days as of a Purchase Date or any lesser or greater minimum employment period not to exceed two years that is established by the Plan Administrator; and

(4) if established by the Plan Administrator, any Employee who customarily is employed for five (5) months or less.

If the Company permits any employee of a Designated Subsidiary to participate in the ESPP, then all employees of that Designated Subsidiary who meet the foregoing requirements shall also be considered Eligible Employees.

(f) “Employee” means any common law employee employed by the Company or a Subsidiary.

(g) “Parent” means a corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of the granting of the option hereunder, each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(h) “Participant” means an Eligible Employee who participates in the ESPP pursuant to Paragraph 3.

(i) Plan Administrator” means the Company’s Board of Directors or any Board appointed committee, or by one or more executive officers designated by the Board or the committee.

(j) “Purchase Date” means the day a Participant in the ESPP gives notice to the Company of his election to purchases shares of the Common Stock.

(k) “Subsidiary” means a corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the option hereunder, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

3. Eligibility and Participation.

(a) Any person who has been an Eligible Employee at least ninety (90) days shall be eligible to become a Participant in the ESPP.

(b) A person shall cease to be an active Participant three (3) months after the date of a termination of employment from the Company and all Designated Subsidiaries, for any reason other than for cause. If such person’s employment has been terminated for cause, he shall cease to be an active Participant on the date of such termination. The Board of Directors shall determine, in its sole discretion, and on a case by case basis, whether any Participant’s employment has been terminated for cause.

4. Grant of Right to Purchase and Purchase Price.

(a) A Participant is granted a right to purchase a whole number of shares at eighty-five percent (85%) of the fair market value of the Common Stock on the Purchase Date.

(b) Notwithstanding the preceding subparagraph or any other provisions of the ESPP, and notwithstanding that fact that, in effect, a new option to purchase Common Stock is granted each day under the ESPP to replace the option issued the preceding day, the aggregate amount of shares which any Participant may purchase in respect of each calendar year pursuant to all options granted to such Participant under the ESPP throughout such calendar year may not exceed in value (determined at the time the shares are purchased), the amount of $25,000.

(c) For purposes of the preceding subparagraphs, the fair market value of a share of Common Stock on the Purchase Date shall be determined as of each such date, or the most immediately preceding business day with respect to which the information required in the following clauses is available, as follows:

(1) If the Common Stock is admitted to trading on any established national stock exchange or market system on the date in question then the fair market value of a share of Common Stock shall be equal to the closing sales price for such shares as quoted on such national exchange or system on such date; or;

(2) if the Common Stock is admitted to quotation or is regularly quoted by a recognized securities dealer but selling prices are not reported on the date in question, then the fair market value shall be equal to the mean between the bid and asked prices of the Common Stock reported for such date;

(3) if there are no such closing bid and asked prices, the average of the closing bid and asked prices as reported by any other commercial service.

In each case, the applicable price shall be the price reported in such source as the Board deems reliable; provided, however, that if there is no such reported price for the Common Stock for the date in question, then the fair market value shall be equal to the price reported on the last preceding date for which such price exists. If neither (1), (2) or (3) is applicable, then the fair market value shall be determined by the Board in good faith on such basis as it deems appropriate.

5. Purchase and Delivery. Shares shall not be delivered unless and until payment in full of the purchase price actually has been received by the Company. No election to purchase shares under the ESPP shall be valid unless such full payment is received by the Company within seven calendar days after notice of the employee’s election to purchase such shares is received by the Company. As soon as administratively feasible after receipt of the purchase price, the Company shall deliver to the Participant the shares of Common Stock purchased through participation in the ESPP. The cost of any disposition of shares of Common Stock acquired through participation in the ESPP shall be the sole responsibility of the Participant.

6. Stock Subject to ESPP.

(a) The shares of Common Stock to be sold to Participants under the ESPP may, at the election of the Company, be either treasury shares or shares originally issued for such purpose. The maximum number of shares made available for sale under the ESPP shall be 2,000,000 shares, subject to adjustment upon changes in capitalization of the Company as provided in Paragraph 9.

(b) A Participant will have no interest in shares until a certificate for such shares is issued.

(c) Shares to be delivered to a Participant under the ESPP will be registered in the name of the Participant, or if so directed by the Participant and if permissible under applicable law, in the names of the Participant and one other person designated by the Participant, as joint tenants with rights of survivorship.

(d) Shares of Common Stock purchased under the terms of the ESPP may not be sold for a period of ninety (90) days following the Purchase Date.

7. Administration. The Plan Administrator shall have full and conclusive authority to interpret the ESPP; to prescribe, amend and rescind rules and regulations relating to the ESPP; and to make all other determinations necessary or advisable for the proper administration of the ESPP, so long as such interpretation, administration or application regarding purchases corresponds to the requirements of Code Section 423.  The Plan Administrator’s decisions shall be final and binding. The Plan Administrator may delegate the duty to perform administrative functions under the ESPP.

8. Transferability. No rights to acquire shares under the ESPP may be assigned, transferred or pledged in any way by the Participant.

9. Adjustments Upon Changes in Capitalization.

(a) In the event that the outstanding shares of Common Stock of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a recapitalization, reclassification, stock split, combination of shares, or dividend payable in shares of Common Stock, an appropriate adjustment shall be made by the Plan Administrator to the number and kind of shares available for the ESPP, and to the maximum number of shares purchasable, as specified under Paragraph 6(a). No fractional shares shall be issued or optioned in making any such adjustments. All adjustments made by the Plan Administrator under this paragraph shall be conclusive.

(b) The right to purchase Common Stock pursuant to the ESPP shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

(c) The Board of Directors shall be entitled to establish limitations or procedures as the Board of Directors determines in its sole discretion advisable which are consistent with the ESPP.

10. Conditions Upon Issuance of Shares. Shares shall not be issued pursuant to the ESPP unless the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including without limitations, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the purchase of Common Stock, the Company may require the Participant to represent and warrant at the time of any such purchase that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

11. Legends. The Company reserves the right to place an appropriate legend on any certificate representing shares of Common Stock issuable under the ESPP with any such legend reflecting restrictions on the transfer of the shares as may be necessary to reflect the terms of the ESPP, to assure the availability of applicable exemptions under federal and state securities laws, or both.

12. Amendment or Termination. The Board of Directors at any time may amend or terminate the ESPP without shareholder approval; provided, however, that the Board of Directors may condition any amendment on the approval of the shareholders of the Company if such approval is necessary or advisable with respect to tax, securities or other applicable laws to which the Company, this ESPP, or Employees are subject. No amendment or termination of the ESPP shall adversely affect the rights of an Employee without his consent with respect to Common Stock previously acquired under the ESPP.

13. Notices. All notices or other communications by a Participant to the Company under or in connection with the ESPP shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company.

14. No Contract. The ESPP shall not be deemed to constitute a contract between the Company or any Subsidiary and any Employee or to be a consideration or an inducement for the employment of any Employee. Nothing contained in the ESPP shall be deemed to give any Employee the right to be retained in the service of the Company or any Subsidiary or to interfere with the right of the Company or any Subsidiary to discharge any Employee at any time, regardless of the effect which such discharge shall have upon him or her as a Participant.

15. Headings and Construction. The headings to Paragraphs in the ESPP have been included for convenience of reference only. The ESPP shall be interpreted and construed in accordance with the laws of the State of Delaware.

16. Approval of Stockholders. The ESPP shall be submitted to the stockholders of the Company for their approval within twelve (12) months after the adoption of the ESPP by the Board of Directors. The ESPP is conditioned upon the approval of the stockholders of the Company, and failure to receive their approval shall render the ESPP void and of no effect.

IN WITNESS WHEREOF, the Company has caused this ESPP to be executed as of this 10th day of June, 2008.

HILL INTERNATIONAL, INC.

By:
Title: